UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 24, 2012
(date of earliest event reported)

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605
_____________________________________

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court
Minneapolis, Minnesota 55369
(Address of principal executive offices)

 (763) 656-4300
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)
____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act ( 17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 24, 2012 (the “Effective Date”) Vascular Solutions, Inc. (“Company”) entered into a purchase agreement with Dayhu Investments U.S. Corporation (“Dayhu”) to acquire an office building of approximately 71,500 square feet located at 6401 Sycamore Court, Maple Grove, Minnesota, for a total purchase price of $8,000,000 (the “Purchase Agreement”).  Subject to the satisfaction of certain terms and closing conditions customary for a real estate transaction of this size, the closing is expected to take place on December 1, 2012, or earlier upon the mutual agreement of the Company and Dayhu (the “Closing”).  Under the terms of the Purchase Agreement, within five business days after the Effective Date, the Company will deposit $650,000 into escrow to be held as earnest money until the Closing.

The building is located adjacent to the building which currently houses the Company’s principal offices and manufacturing facility in Maple Grove, Minnesota.  The Company intends to occupy approximately 23,900 square feet of the building beginning shortly after the Closing for general office use and intends to continue the lease of the remaining 47,600 square feet of the building to the current tenants under existing leases that will be assigned to the Company at Closing as landlord.  The Company expects the net result of the purchase of the building to be neutral on an earnings per share basis in 2012 and modestly accretive to earnings per share in 2013.  The Company plans to file the Purchase Agreement as an exhibit to its Form 10-K for the year ending December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: October 29, 2012	By:	/s/ James Hennen
James Hennen
	Its:	Chief Financial Officer